Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS High Yield Opportunities
Fund, which was held on October 19, 2001, the following actions were taken:
Item 1.Trustees of the Trust were elected as follows:
Nominee
Number of Shares
For Withhold Authority
Jeffrey L. Shames 6,079,022.599 155,794.116
John W. Ballen 6,079,022.599 155,794.116
Lawrence H. Cohn 6,079,022.599 155,794.116
J. David Gibbons 6,079,022.599 155,794.116
William R. Gutow 6,071,951.749 162,864.926
J. Atwood Ives 6,079,022.599 155,794.116
Abby M. O'Neill 6,079,022.599 155,794.116
Lawrence T. Perera 6,079,022.599 155,794.116
William J. Poorvu 6,079,022.599 155,794.116
Arnold D. Scott 6,079,022.599 155,794.116
J. Dale Sherratt 6,079,022.599 155,794.116
Elaine R. Smith 6,071,951.749 162,864.926
Ward Smith 6,079,022.599 155,794.116
Item 2.The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 5,054,745.034
Against 102,253.162
Abstain 189,874.479
Broker Non-votes 887,944.000
Item 3.The amendment or removal of certain fundamental investment policies. Number of Shares
For 5,039,692.179
Against 112,366.068
Abstain 194,814.428
Broker Non-votes 887,944.000
Item 4.The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 5,954,633.428
Against 110,069.285
Abstain 170,113.962
Item 5.The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending January 31, 2002.
Number of Shares
For 6,080,833.977
Against 13,248.964
Abstain 140,733.734